QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
NetRatings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2003

To Our Stockholders:

        We will hold the annual meeting of the stockholders of NetRatings, Inc., a Delaware corporation (the "Company"), at the offices of the Company located at 120 West 45th Street, 35th Floor, New York, New York 10036, on Friday, June 13, 2003 at 9:00 a.m., local time, for the following purposes:

  1.
  To elect nine (9) Directors to serve for the ensuing year and until their successors are duly elected and qualified.
  2.
  To approve an amendment to the Company's 1998 Stock Plan to increase the number of shares of common stock of the Company authorized for issuance thereunder by 1,000,000 shares.
  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.
  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business, including the nominees for Directors, are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 18, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's offices located at 120 West 45th Street, 35th Floor, New York, New York 10036.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. Stockholders whose shares are registered in the name of a broker or bank name should obtain certification of ownership to bring to the meeting.

Sincerely,

William R. Pulver Chief Executive Officer and President

Milpitas, California
April 30, 2003

YOUR VOTE IS IMPORTANT

        To ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. If you attend the meeting, you may vote in person even if you returned a proxy card.

890 Hillview Court
Milpitas, California 95035

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NetRatings, Inc., a Delaware corporation ("we," the "Company," or "NetRatings"), for use in voting at the Annual Meeting of stockholders to be held at the offices of the Company located at 120 West 45th Street, 35th Floor, New York, New York 10036, on Friday, June 13, 2003 at 9:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

        This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders are being mailed on or about April 30, 2003 to stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Record Date; Voting Securities

        The close of business on April 18, 2003 has been fixed as the record date ("Record Date") for determining the holders of shares of common stock, par value $0.001 per share ("Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 33,660,489 shares of Common Stock outstanding held of record by 99 stockholders.

Voting and Solicitation

        Each holder of record of Common Stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders.

        All votes will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. Delaware law and the Company's Bylaws provide that a quorum consists of the presence, in person or by proxy, of a majority of shares which are entitled to vote at the meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

        Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows: (i) FOR the election of the nine persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; (ii) FOR the amendment to the Company's 1998 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares; and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent in accordance with their best judgment.

        In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting.

        The solicitation of proxies will be conducted by mail. The Company will bear all costs related to the solicitation of proxies. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally or by telephone or facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Stockholder proposals may be included in the Company's proxy materials for an Annual Meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable rules of the Securities and Exchange Commission ("SEC"). For a stockholder proposal to be included the Company's proxy materials for the 2004 Annual Meeting, the proposal must be received at our offices located at 120 West 45th Street, 35thFloor, New York, New York 10036, addressed to the Secretary, not later than December 29, 2003. Stockholder business that is not intended for inclusion in the Company's proxy materials may be brought before the Annual Meeting so long as the Company receives notice of the proposal as specified in the Company's Bylaws, addressed to the Secretary at its principal executive offices, not later than the above date.

        Should a stockholder proposal be brought before the 2004 Annual Meeting, the proxy holders will be authorized by the Company's proxy form to vote for or against the proposal, in their discretion, if the Company provides information in its proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of March 31, 2003 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Executive Officers"), and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the Company's officers and directors is c/o NetRatings, Inc., 890 Hillview Court, Milpitas, California 95035.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
VNU N.V.(3)	21,582,671	64.1%
Dimensional Fund Advisors Inc.(4)	1,863,850	5.5%
Trans Cosmos U.S.A., Inc.(5)	1,810,241	5.4%
Executive Officers and Directors:
Michael P. Connors(3)(16)	21,582,671	64.1%
Jeffrey E. Epstein(3)(16)	21,582,671	64.1%
Thomas A. Mastrelli(3)(16)	21,582,671	64.1%
John A. Dimling(6)(16)	18,857,269	56.0%
David H. Harkness(7)(16)	18,843,102	56.0%
James J. Geddes, Jr.(8)	1,863,362	5.5%
William R. Pulver(9)	190,667	*
David Muir(10)	86,875	*
Sean Kaldor(11)	64,092	*
George Durney(12)	59,349	*
Todd Sloan(13)	43,750	*
D. Scott Mercer(14)	34,167	*
Arthur F. Kingsbury(15)	23,333	*
All Directors and executive officers as a group (14 persons)(17)	24,002,733	70.1%

*
Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of March 31, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each such stockholder's name.
(2)
Based on 33,660,489 shares of Common Stock outstanding on March 31, 2003.
(3)
Consists of 18,832,727 shares held of record by Nielsen Media Research, 2,745,569 shares held of record by ACNielsen and 4,375 shares issuable upon the exercise of options held by Mr. Connors, an executive officer of VNU, that are currently exercisable or will become exercisable within 60 days after March 31, 2003. ACNielsen has the power to direct the voting and disposition of the shares subject to the options held by Mr. Connors, and Mr. Connors disclaims beneficial ownership of these shares. Nielsen Media Research and ACNielsen are indirectly wholly owned subsidiaries of VNU N.V. VNU N.V.'s address is Ceylonpoort 5-25, 2037 AA Haarlem, The Netherlands.

(4)
Based on a Schedule 13G filed with the SEC on February 10, 2003, reflecting ownership of Common Stock as of December 31, 2002. We have taken the following information from that filing. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the report are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional's address is 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401.
(5)
Trans Cosmos U.S.A., Inc.'s address is 777 108th Avenue N.E., Bellevue, WA 98004.
(6)
Includes 21,042 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003. Also includes 18,832,727 shares held of record by Nielsen Media Research.
(7)
Includes 4,375 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003. Also includes 18,832,727 shares held of record by Nielsen Media Research.
(8)
Includes 41,771 issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003. Also includes 1,810,241 shares held of record by Trans Cosmos U.S.A., Inc. Mr. Geddes is a Senior Managing Director of Trans Cosmos U.S.A., Inc. and, accordingly, may be deemed to share voting or investment control with respect to shares owned by Trans Cosmos U.S.A. Mr. Geddes disclaims beneficial ownership of the shares held by Trans Cosmos U.S.A.
(9)
Includes 187,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(10)
Includes 86,875 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(11)
Includes 61,771 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(12)
Includes 56,771 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(13)
Includes 43,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(14)
Includes 29,167 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(15)
Includes 23,333 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.
(16)
Mr. Dimling is Chairman of Nielsen Media Research; Mr. Harkness is an executive officer of Nielsen Media Research; Mr. Connors is an executive officer of VNU; Mr. Mastrelli is an executive officer of VNU, Inc; and Mr. Epstein is an executive officer of VNU Media Measurement and Information. Each of Nielsen Media Research and ACNielsen are indirectly wholly owned subsidiaries of VNU N.V. Accordingly, these individuals may be deemed to share voting or investment control with respect to shares owned by Nielsen Media Research or ACNielsen. Each of these individuals disclaims beneficial ownership of any shares held by Nielsen Media Research or ACNielsen. The address for each of these individuals is c/o VNU, 770 Broadway, New York, NY 10003.

(17)
Includes 18,832,727 shares held of record by Nielsen Media Research, 2,745,569 shares held of record by ACNielsen, and 1,810,241 shares held of record by Trans Cosmos U.S.A., Inc. Also includes 579,480 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during the fiscal year ended December 31, 2002, other than one untimely Form 5 filing by William R. Pulver.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        A Board of nine directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until that person's successor has been elected.

Vote Required and Board of Directors' Recommendation

        If a quorum is present and voting, the nine nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors. Accordingly, shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the outcome of this vote.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

Nominees for Director

        The names of the nominees, their ages as of March 31, 2003 and certain other information about them are set forth below:

Name	Position	Director Since
William R. Pulver	President and Chief Executive Officer, NetRatings, Inc.	2002
John A. Dimling	Chairman of the Board, NetRatings, Inc.; Chairman, Nielsen Media Research, Inc.	1999
Michael P. Connors(2)	Member of the Executive Board of VNU N.V.; Chairman and Chief Executive Officer of VNU Media Measurement and Information	1999
Jeffrey E. Epstein	Chief Financial Officer of VNU Media Measurement and Information	2002
James J. Geddes, Jr.(1)	Senior Managing Director, Trans Cosmos U.S.A., Inc.	1999
David H. Harkness	Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information	1999
Arthur F. Kingsbury(1)	Private Investor	2001
Thomas A. Mastrelli	Chief Operating Officer, VNU, Inc.	1999
D. Scott Mercer(1)(2)	Senior Vice President and Chief Financial Officer, Western Digital Corporation	2001

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

        There are no family relationships among any of the directors of the Company. As noted below, a majority of our directors hold positions with companies that are subsidiaries and/or affiliates of VNU, which owns approximately 64.1% of our outstanding Common Stock.

        Mr. Pulver, 43, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company's Board of Directors and assumed the role of President and Chief Executive Officer in January 2002. From December 1999 to November 2001, Mr. Pulver was President

of ACNielsen eRatings.com. Prior to December 1999, he worked continuously with ACNielsen for 22 years, most recently as group chief executive of ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

        Mr. Dimling, 64, has served on the Company's Board of Directors since December 1999 and has served as its Chairman of the Board since April 2002. Mr. Dimling currently serves as the Chairman of Nielsen Media Research. From July 1998 through 2001, he served as the President and Chief Executive Officer of Nielsen Media Research, where he also served as Chairman during 2001. He previously served as President and Chief Operating Officer of Nielsen Media Research from July 1993 to June 1998. Mr. Dimling holds an A.B. in Mathematics from Dartmouth College, an M.S. in Industrial Administration from Carnegie Mellon University and a J.D. from George Washington University.

        Mr. Connors, 47, has served as a member of the Company's Board of Directors since September 1999. He has served on the Executive Board of VNU since September 2001, as Chairman, Chief Executive Officer of VNU Media Measurement & Information since June 2001 and as Vice Chairman of ACNielsen since 1996. From April 1995 to November 1996, he was a Senior Vice President and Chief Human Resources Officer of The Dun & Bradstreet Corporation, a business information company. From 1989 to May 1995, Mr. Connors was Senior Vice President for American Express Travel Related Services. Mr. Connors holds a B.S. in Business Administration from the University of Kansas and an M.A. in Human Resource Management from Central Michigan University.

        Mr. Epstein, 46, has served as a member of the Company's Board of Directors since April 2002. Since March 2002, Mr. Epstein has served as Chief Financial Officer of VNU Media Measurement and Information. From April 1999 until joining VNU, he served as the Executive Vice President of DoubleClick, and from March 1998 until April 1999 as the Chief Financial Officer of DoubleClick. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership-based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company. Mr. Epstein holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from Stanford Business School.

        Mr. Geddes, 52, has served as a member of the Company's Board of Directors since August 1999. Since September 1995, Mr. Geddes has been a Senior Managing Director of Trans Cosmos U.S.A., Inc., a venture capital investing company. From November 1992 to September 1995, Mr. Geddes was President and Chief Executive Officer of InVision Systems Corporation, a video conferencing software company. Mr. Geddes also serves as a director of several private companies. Mr. Geddes holds a B.S. in Electrical Engineering from the University of Maryland.

        Mr. Harkness, 58, has served as a member of the Company's Board of Directors since September, 1999. Mr. Harkness has been employed by Nielsen Media Research since 1975, most recently as Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information. Mr. Harkness holds a B.A. in Chemistry from Bates College and an M.B.A. in Marketing and Finance from the University of Connecticut.

        Mr. Kingsbury, 54, has served on the Company's Board of Directors since March 2001. He is currently a private investor. From 1994 through 1996, Mr. Kingsbury served as the President and Chief Operating Officer of VNU USA, Inc. Prior to that, he served as the President and Chief Operating Officer of BPI Communications, Inc. from 1991 through 1994. From 1990 through 1993, he was a director of Affiliated Publications, Inc., and from 1987 through 1989 he was a director of McCaw Cellular, Inc. He holds a B.S. in Business Administration from Babson College.

        Mr. Mastrelli, 55, has served on the Company's Board of Directors since December 1999. He has been Chief Operating Officer of VNU, Inc., a subsidiary of VNU N.V, since January 1999. From April 1998 to December 1998, Mr. Mastrelli served as Executive Vice President and General Manager of VNU USA, Inc. From 1981 to April 1998, he was a partner at the public accounting and consulting firm of Leslie Sufrin and Company. He holds a B.B.A. from Pace University and an M.B.A. from Fordham University.

        Mr. Mercer, 52, has served as a member of the Company's Board of Directors since December 2001. Since October 2001, Mr. Mercer has served as Senior Vice President, Chief Financial Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries. From June 2000 through September 2001, Mr. Mercer served as Vice President, Chief Financial Officer of TeraLogic, Inc., a privately held supplier of semiconductors and software to the digital television industry. From June 1996 through May 2000, Mr. Mercer was employed by Dell Computer Corporation in senior operating and financial positions including assignments in product development and Dell's European operations. Prior to joining Dell, Mr. Mercer served as Executive Vice President, Chief Financial and Administrative Officer of Western Digital Corporation; Chief Financial Officer of Businessland, Inc.; and Chief Financial Officer of LSI Logic Corporation. He holds a B.S. from California State Polytechnic University, Pomona.

Board Meetings and Committees

        The Board of Directors of the Company held a total of 16 meetings during the fiscal year ended December 31, 2002, and acted by unanimous written consent on one occasion during the year. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Each director attended 75% or more of the aggregate meetings of the Board of Directors and of the committees thereof, if any, upon which such director served during 2002.

        The Audit Committee currently consists of Directors Geddes, Kingsbury and Mercer, each of whom has been determined to be independent as defined under the currently applicable Nasdaq listing standards. Messrs. Kingsbury and Mercer served as members of the Audit Committee during all of 2002. Mr. Geddes became a member of the Audit Committee in April 2002, replacing David Norman. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors, and operates under a written charter adopted by the Board of Directors. The charter was included as an appendix to the Company's Proxy Statement for its 2002 annual meeting. The Audit Committee held four meetings during the fiscal year ended December 31, 2002. The Audit Committee is in the process of reviewing its scope of responsibilities and charter in light of recent legislation and regulatory developments, and the Board intends to adopt a revised charter in the near future.

        The Compensation Committee currently consists of Directors Connors and Mercer. Messrs. Connors and Mercer served as members of the Compensation Committee during all of 2002. David Norman resigned from the Board of Directors and the Compensation Committee in April 2002. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for officers of the Company, and approves salaries and incentive compensation for non-officers of the Company. The Compensation Committee did not hold any meetings during the fiscal year ended December 31, 2002, and acted by unanimous written consent on 11 occasions during the year.

Director Compensation

        The Company maintains a policy pursuant to which its non-employee directors, defined as directors who are not employees of the Company or any other affiliate of VNU ("Non-employee

Directors"), are eligible to receive non-qualified stock options. Under the guidelines established by the Board, each Non-employee Director is eligible to receive a yearly grant of 7,500 shares vesting ratably over a twelve month period and an additional grant of 2,500 shares for each committee on which the director serves (subject to a maximum of 5,000 shares). These amounts are only guidelines, and the Board retains discretion to make grants outside of such guidelines as it deems appropriate.

        The Company recently implemented a policy pursuant to which its Non-employee Directors are eligible to receive an annual fee of $25,000. The annual fee is to be paid on March 1 of each year (assuming the director is serving as a director on such date), beginning on March 1, 2003, for services provided during the prior twelve months. In March 2003, Messrs. Geddes, Kingsbury and Mercer were each paid an annual fee of $25,000. The Company reimburses all directors for their reasonable expenses incurred in attending meetings of the Board.

        The Company has entered into retention agreements with Messrs. Geddes, Kingsbury and Mercer which provide that if any such individual is involuntarily removed from his position as a member of the Company's Board of Directors, other than for cause, then all options to purchase the Company's securities held by such director will immediately vest and remain exercisable for a 90-day period following such termination. In addition, the Company's 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of its assets, if the acquiring corporation does not assume or substitute for an outstanding option, each option, including each option issued to a director, will become fully vested and exercisable prior to the date of the change in control.

PROPOSAL NO. 2:
APPROVAL OF AMENDMENT OF 1998 STOCK PLAN

        The Board of Directors and the stockholders adopted the 1998 Stock Plan, also referred to as the 1998 Plan, on January 30, 1998. Currently, the maximum number of shares issuable under the 1998 Plan is 7,465,000. Because the use of options is an important factor in attracting and retaining qualified employees and consultants, the Board of Directors has amended the 1998 Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the 1998 Plan by 1,000,000 shares, to a total of 8,465,000 shares.

        The stockholders are now being asked to approve the increase in the number of shares issuable under the 1998 Plan by 1,000,000 shares, from 7,465,000 shares to 8,465,000 shares. The Board of Directors believes that approval of this amendment is in the best interests of NetRatings and our stockholders because the availability of an adequate reserve of shares under the 1998 Plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the stockholders. VNU has agreed to vote its shares in favor of the amendment, and, as a result, passage of the amendment is assured.

Summary of the provisions of the 1998 Plan

        The following summary of the 1998 Plan is qualified in its entirety by the specific language of the 1998 Plan, the full text of which is attached hereto as Appendix A.

        General.    The 1998 Plan provides for the grant of Incentive Stock Options ("ISOs") and nonstatutory stock options, as well as stock purchase rights. As of February 28, 2003, NetRatings had outstanding options under the 1998 Plan to purchase an aggregate of 4,642,515 shares at a weighted average exercise price of $10.70 per share, options to purchase 1,832,831 shares of Common Stock granted pursuant to the 1998 Plan had been exercised, and there were options to purchase 989,654 shares of Common Stock available for future grants under the 1998 Plan, without taking the proposed share increase into account.

        Shares Subject to the 1998 Plan.    Currently, a maximum of 7,465,000 shares of the authorized but unissued or reacquired shares of the Company's Common Stock may be issued pursuant to the 1998 Plan. The Board has amended the 1998 Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the 1998 Plan to 8,465,000 shares.

        In the event of any stock dividend, stock split, reverse stock split, combination, reclassification, or similar change in the capital structure of NetRatings, appropriate adjustments will be made to the shares subject to the 1998 Plan, to the proposed grant limit and to outstanding options. To the extent any outstanding award under the 1998 Plan expires or terminates prior to exercise in full, or if NetRatings repurchases shares issued upon exercise of an award at the purchaser's original cost, the shares of Common Stock for which that award is not exercised or the repurchased shares are returned to the 1998 Plan and will again be available for issuance under the 1998 Plan.

        Administration.    The Board of Directors or a duly appointed committee of the Board may administer the 1998 Plan. With respect to the participation of individuals whose transactions in NetRatings' equity securities are subject to Section 16 of the Exchange Act, the 1998 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 1998 Plan, the Board or a duly appointed committee determines the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each award, and all other terms and conditions of the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular individual in the future. The Board or a duly appointed committee will interpret the 1998 Plan and options granted thereunder, and all determinations of the Board or a duly appointed committee, as the case may be, will be final and binding on all persons having an interest in the 1998 Plan or any award under the plan.

        Eligibility.    Generally, all employees, Directors and consultants of NetRatings or of any present or future parent or subsidiary corporations of NetRatings are eligible to participate in the 1998 Plan. NetRatings currently has approximately 256 full-time employees (including seven executive officers), 7 part time employees and nine Directors. Any person eligible under the 1998 Plan may be granted a nonstatutory option or a stock purchase right. However, only employees may be granted ISOs. In addition, during any fiscal year of NetRatings, no employee may receive awards under the 1998 Plan for more than a total of 500,000 shares.

        Terms and Conditions of Awards.    Each award granted under the 1998 Plan is evidenced by a written agreement between NetRatings and the optionee specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 1998 Plan. For options, the exercise price per share must equal at least the fair market value of a share of Common Stock on the date of grant of an ISO and at least 85% of the fair market value of a share of our Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of NetRatings or any parent or subsidiary corporation of NetRatings, a "10% Stockholder," must be at least 110% of the fair market value of a share of our Common Stock on the date of grant. The fair market value of our Common Stock is based on the trading price of NetRatings shares on the Nasdaq National Market.

        Generally, subject to the discretion of the Board or a duly appointed committee, the option exercise price may be paid in cash, by check, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

        The Board or a duly appointed committee will specify when options granted under the 1998 Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee's continued employment or service. The maximum term of an option granted under the 1998 Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years.

        Stock purchase rights are generally granted subject to a repurchase option in favor of NetRatings that expires pursuant to a vesting schedule approved by the Board or the committee. The purchase price per share must be at least 85% of the fair market value of a share of the Company's Common Stock on the date of grant.

        Options and stock purchase rights are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

        Change in Control.    The 1998 Plan provides that in the event of a change in control of NetRatings resulting from a merger or sale of substantially all of our assets, the acquiring corporation may assume or substitute for outstanding awards granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding award, the award will become fully vested and exercisable prior to the date of the change in control.

        Termination or Amendment.    Unless sooner terminated, no awards may be granted under the 1998 Plan after January 2008. The Board may terminate or amend the 1998 Plan at any time, but the Board may not amend the 1998 Plan without stockholder approval if such stockholder approval is required under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee.

Summary of Federal Income Tax Consequences of the 1998 Plan

        The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of options granted under the 1998 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        ISOs.    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date of grant or within one year following the exercise date will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, NetRatings will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the exercise date, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 1 year. Generally, for federal income tax purposes, NetRatings should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

        The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

        Nonstatutory Stock Options.    Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to NetRatings with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. NetRatings generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

Equity Compensation Plan Information

        Information for our equity compensation plans in effect as of December 31, 2002, is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,450,000	$11.11	1,187,000
Equity compensation plans not approved by security holders(1)	26,000	$106.84
Total	4,476,000	$11.66	1,187,000

(1)
Consists of options assumed in connection with the acquisition of ACNielsen eRatings.com in May 2002.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of stockholders, at which a quorum representing a majority of all the Company's outstanding Common Stock is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

        The Board of Directors believes that approval of the proposed amendments to the 1998 Plan is in the best interests of NetRatings and its stockholders for the reasons described above. THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE 1998 PLAN.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2003 and recommends that the stockholders confirm such selection. This firm has audited the Company's financial statements since the Company's inception. A proposal to ratify this appointment is being presented to the stockholders at the annual meeting.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of the majority of the votes cast on the proposal at the annual meeting of stockholders at which the presence of a quorum representing a majority of all of the Company's outstanding Common Stock is present in person or by proxy, will be required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year ending December 31, 2003. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2003.

Fees Billed for Services Rendered by Principal Auditors

        For the fiscal year ended December 31, 2002, fees for professional services provided by Ernst & Young LLP are set forth below:

Audit Fees(1)	$260,500
Audit Related Fees(2)	$5,700
Financial Information Systems Design and Implementation Fees	$—
Tax Fees	$—
All Other Fees	$—

(1)
Includes fees associated with the annual audit of the Company's consolidated financial statements, the reviews of the Company's quarterly reports on Form 10-Q, and fees related to regulatory filings.

(2)
Audit related fees principally relate to assistance on the application of accounting and reporting standards.

EXECUTIVE OFFICERS OF REGISTRANT

        The executive and other principal officers of the Company as of April 30, 2003, are as follows:

Name	Position
William R. Pulver	President, Chief Executive Officer and Director
Todd Sloan	Executive Vice President of Corporate Development, Chief Financial Officer and Secretary
Manish Bhatia	Senior Vice President, Product Marketing and Business Development
George Durney	Senior Vice President, Sales
David Muir	Senior Vice President, Engineering and Operations
Frederick O'Connell	Managing Director, International
Barbara Jarzab*	Vice President and Chief of Measurement Science
Sean Kaldor*	Vice President of Corporate Marketing
Alan Shapiro	Vice President and General Counsel

*
Non-reporting person under Section 16(a) of the Exchange Act.

        There are no family relationships among any of the executive officers of the Company. As noted below, some of our officers formerly held positions with companies that are subsidiaries and/or affiliates of VNU, which owns approximately 64.1% of our outstanding Common Stock.

        Mr. Pulver, 43, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company's Board of Directors and assumed the role of President and Chief Executive Officer in January 2002. From December 1999 to November 2001, Mr. Pulver was President of ACNielsen eRatings.com. Prior to December 1999, he worked continuously with ACNielsen for 22 years, most recently as group chief executive of ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

        Mr. Sloan, 40, joined the Company in February 2002 as its Senior Vice President of Corporate Development, and became Executive Vice President and Chief Financial Officer in April 2002. Previously, Mr. Sloan was Chief Financial Officer of About.com, Inc., which he joined in January 1999. Prior to About.com, Mr. Sloan served as Executive Vice President and Chief Operating Officer of Sony Worldwide Networks, and prior to that, Mr. Sloan held various positions at Ernst & Young LLP. Mr. Sloan holds a B.B.A. in Accounting and Finance from the University of Wisconsin and is a certified public accountant.

        Mr. Bhatia, 37, has served as the Company's Senior Vice President, Product Marketing and Business Development since January 2002. From October 2000 until January 2002, Mr. Bhatia was Senior Vice President, Interactive Services for Nielsen Media Research. From 1989 to October 2002, Mr. Bhatia worked at Nielsen Media Research in various research positions. Mr. Bhatia holds an M.B.A. in Computer Information Systems from Baruch College, CUNY and a Masters in Economics from Chandigarh, India.

        Mr. Durney, 39, has served as the Company's Senior Vice President of Sales since January 2002. From April 1999 until assuming his current position, Mr. Durney was the Company's Vice President, Eastern Sales. Prior to joining NetRatings, Mr. Durney had a fourteen year career with Dun & Bradstreet from May 1985 to March 1999. At Dun & Bradsteet, Mr. Durney held various sales and marketing positions, including Senior Vice President—Inside Sales and Services, Vice President of Channel Marketing, Director of National Sales and Assistant Vice President of National Accounts and Portfolio Analytics. Mr. Durney holds a B.S. in Marketing and Management from Siena College, Loudonville, New York.

        Mr. Muir, 50, has served as the Company's Senior Vice President of Engineering and Operations since February 2002, and served as its Vice President of Engineering from September 2000 until February 2002. Mr. Muir was Vice President of Engineering at iLux Corporation, a web measurement and marketing software company, from July 1999 to August 2000. From June 1998 to July 1999, Mr. Muir served as Vice President of Engineering for Transim Technologies, Inc., a provider of web-enabled computer chip simulation tools. From December 1986 to June 1998, Mr. Muir served as Executive Vice President and a member of the Board of Directors of FTI Consulting, a technology consulting firm providing advanced interactive computer graphics, computer animation and document database services. Mr. Muir holds a B.S. in Mechanical Engineering from Kettering University in Michigan.

        Mr. O'Connell, 50, is Managing Director, International, and is responsible for the Company's services across Europe and in Asia/Pacific. Previously, he served at ACNielsen eRatings.com, beginning in 1999 as Chief of Operations for Europe. Mr. O'Connell joined ACNielsen in 1974 as company statistician. Over the next 16 years, he held positions in client service, trade service, new business development and technical management. In 1990, Mr. O'Connell left ACNielsen to operate his own research consultancy, returning in 1994, first as Operations Manager in Ireland, then becoming Business Development Director for television audience measurement in Europe. He is a graduate of Trinity College in Dublin.

        Ms. Jarzab, 46, has served as the Company's Vice President and Chief of Measurement Science since January 2002. From December 1997 until January 2002, Ms. Jarzab served as the Company's Vice President of Research. From December 1982 to November 1997, Ms. Jarzab was employed by Information Resources, Inc., a leading provider of sales and marketing research to the global consumer goods industry, holding various positions in Research, Product Management, Panel Operations, and last as Senior Vice President responsible for their Consumer Panel Analytic Services group. Ms. Jarzab earned B.A. in Economics from De Paul University in Chicago and an M.A. in Social Policy Research from the University of Chicago.

        Mr. Kaldor, 34, is the Company's Vice President of Corporate Marketing. He joined the Company in April 2000 as Vice President of eCommerce, and was subsequently promoted to Vice President of Client Analytics and ultimately to his current role in January 2002. From 1995 until 2000, Mr. Kaldor was Group Vice President of eBusiness and Vice President of Developing Markets & Technologies for International Data Corporation. Prior to International Data Corporation, he held a range of strategic business and global marketing positions within AT&T. Mr. Kaldor holds a B.S. in Marketing from Indiana University.

        Mr. Shapiro, 34, has served as the Company's Vice President & General Counsel since September 2002. From April 2000 until July 2002, Mr. Shapiro served as Vice President and General Counsel of Jupiter Communications, Inc. and, following the September 2000 merger with Media Metrix, Inc., as Senior Vice President and General Counsel of Jupiter Media Metrix, Inc. From August 1998 to April 2000, he served as a corporate associate at Brobeck, Phleger & Harrison LLP. From March 1997 to August 1998, Mr. Shapiro served as a corporate associate at Dechert LLP. Mr. Shapiro holds a B.A. from Columbia University and a J.D. from UCLA.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 by the Company's Chief Executive Officer, the Company's former Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for the fiscal year ended December 31, 2002 exceeded $100,000 (the "Named Executive Officers"):

Long-Term Compensation Awards Securities Underlying Options(#)
Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		All Other Compensation ($)
William R. Pulver(1) President and Chief Executive Officer	2002 2001 2000	350,000 58,333 —	212,500 — —	— 500,000 —	— — —
David J. Toth(2) President and Chief Executive Officer	2002 2001 2000	79,366 250,000 225,000	23,438 112,501 50,313	— — —	573,562(3 — —)
Todd Sloan(4) Executive Vice President of Corporate Development and Chief Financial Officer	2002 2001 2000	209,295 — —	82,500 — —	200,000 — —	— — —
David Muir(5) Senior Vice President, Engineering and Operations	2002 2001 2000	195,542 169,125 54,313	76,500 77,963 21,288	30,000 95,000 65,000	— — —
George Durney Senior Vice President, Sales	2002 2001 2000	169,243 145,170 132,083	43,000 — —	75,000 15,000 15,000	88,139(6 50,205(7 156,649(7	) ) )
Sean Kaldor(8) Vice President, Corporate Marketing	2002 2001 2000	183,750 181,198 120,312	51,450 35,004 —	50,000 20,000 45,000	30,625(9 6,705(10 37,500(10	) ) )

(1)
Mr. Pulver joined the Company in November 2001, and became Chief Executive Officer in March 2002.

(2)
Mr. Toth left the Company in March 2002.

(3)
Consists of a severance payment and consulting fees paid to Mr. Toth pursuant to certain arrangements with Mr. Toth. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below.

(4)
Mr. Sloan joined the Company in February 2002.

(5)
Mr. Muir joined the Company in September 2000.

(6)
Consists of sales commissions and a retention bonus paid to Mr. Durney.

(7)
Consists of sales commissions paid to Mr. Durney.

(8)
Mr. Kaldor joined the Company in April 2000.

(9)
Consists of a retention bonus paid to Mr. Kaldor.

(10)
Consists of sales commissions paid to Mr. Kaldor.

Option Grants in Last Fiscal Year

        The following table sets forth certain information concerning stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share ($/Sh)(3)
Name				Expiration Date
					5%($)	10%($)
William R. Pulver	—	—	—	—	—	—
David J. Toth	—	—	—	—	—	—
Todd Sloan	150,000	7.93	11.55	2/28/12	1,089,560	2,761,159
	50,000	2.64	5.84	9/29/12	183,637	465,373
David Muir	30,000	1.59	5.84	9/29/12	110,182	279,224
Sean Kaldor	50,000	2.64	15.06	1/30/12	473,394	1,199,578
George Durney	75,000	3.96	15.06	1/30/12	710,091	1,799,367

(1)
All options vest as to 25% of such shares one year from the initial vesting date and ratably each month thereafter over the following 36-month period. In addition, the Company's 1998 Stock Plan provides that in the event of a change in control of NetRatings resulting from a merger or sale of substantially all of our assets, all outstanding stock options will become fully vested and exercisable prior to the date of the change of control if such options are not assumed by the acquiring corporation or substituted for new awards. In addition, some of the foregoing individuals are eligible for accelerated vesting under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below.

(2)
Based on an aggregate of 1,891,400 options granted in the fiscal year ended December 31, 2002 to employees of the Company, including the Named Executive Officers.

(3)
The exercise price per share of each option was equal to the fair market value of the Company's Common Stock on the date of grant, based on the closing price of the Company's Common Stock on the Nasdaq National Market.

(4)
The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or the sale of underlying shares of Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in 2002 and Year-End Option Values

        The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2002. In addition, the table sets forth the number of shares covered by unexercised stock options and the value "in-the-money" stock options held by the Named Executive Officers as of December 31, 2002.

			Number of Shares Underlying Unexercised Options at 12/31/02		Value of Unexercised In- the-Money Options at 12/31/02($)(2)
Name	Shares Acquired on Exercise	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William R. Pulver	—	—	135,417	364,583	—	—
David J. Toth	—	—	300,000	—	—	—
Todd Sloan	—	—	—	200,000	—	67,950
David Muir	—	—	70,208	119,792	—	40,770
Sean Kaldor	—	—	38,333	76,667	—	—
George Durney	10,626	136,261	25,104	92,292	59,315	23,726

(1)
The value realized represents the difference between the per share closing price of the Company's Common Stock on the day of exercise and the exercise price of the options, and does not necessarily indicate that the optionee sold such stock at that price, or at all.

(2)
Value is based on $7.19 per share closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 2002.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        The Company has entered into an employment agreement with Mr. Pulver. The agreement provides for an initial base salary of $350,000 per year, and a target bonus of $250,000 per year. For calendar year 2002, Mr. Pulver was guaranteed at least one-half of his target bonus. Mr. Pulver was also granted an option to purchase 500,000 shares of the Company's Common Stock in November 2001 with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The options will vest as to 25% of the shares on the one-year anniversary of the date of grant, and ratably each month thereafter over the following 36-month period. If Mr. Pulver is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then (i) he will be entitled to receive additional cash compensation equal to twelve months' annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination, and (ii) his options that would have vested over the twelve month period immediately following the date of termination had Mr. Pulver's employment not been terminated will immediately vest and remain exercisable for the period prescribed in his stock option agreement covering such options.

        The Company has entered into an employment agreement with Mr. Sloan. The agreement provides for an initial base salary of $250,000 per year, and a target bonus of 45% of annual salary per year. Mr. Sloan was also granted an option to purchase 150,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The options will vest as to 25% of the shares on the one-year anniversary of the date of grant, and ratably each month thereafter over the following 36-month period. If Mr. Sloan is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then (i) he will be entitled to receive additional cash compensation equal to twelve months' annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination, and (ii) his options that would have vested over the twelve month period immediately following the date of termination had Mr. Sloan's employment not been terminated will immediately vest and remain exercisable for the period prescribed in his stock option agreement covering such options.

        The Company has entered into a retention agreement with Mr. Muir. The retention agreement provides that if Mr. Muir is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then all of his options will immediately vest and will remain exercisable for 90 days following his termination, and he will be entitled to receive additional cash compensation equal to twelve months' annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination.

        The Company has entered into severance arrangements with certain other executive officers of the Company. These severance arrangements provide that if the officer is involuntarily terminated from his position with the Company other than for cause or if the officer resigns as a result of certain specified actions taken by the Company, then the officer will be entitled to receive additional cash compensation equal to six months' annual salary as in effect immediately prior to the date of termination.

        In March 2002, Mr. Toth resigned as President and Chief Executive Officer of the Company. Pursuant to his severance arrangements, all of Mr. Toth's options immediately vested following his termination, and he received a cash severance payment equal to twelve months' annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of his termination. In addition, Mr. Toth became a consultant to the Company for a period of one year following his termination at a compensation level equal to 100% of the total amount of Mr. Toth's annual salary and targeted bonus, as in effect immediately prior to the date of his termination. All of Mr. Toth's vested options remain exercisable for 90 days following his termination as a consultant to the Company.

        The Company's 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of the Company's assets, the acquiring corporation may assume or substitute for outstanding options granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding option, each option, including each option issued to an executive officer of the Company, will become fully vested and exercisable prior to the date of the change in control.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee of the Board of Directors are Mr. Mercer and Mr. Connors, none of whom is an officer or employee or former officer or employee of the Company. David Norman resigned from the Compensation Committee in April 2002. During 2002, no executive officer of the Company served on the Compensation Committee, or Board of Directors, of another entity whose executive officer(s) served on the Company's Compensation Committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee is comprised of non-employee members of the Company's Board of Directors. The Compensation Committee currently consists of two non-employee Directors, Mr. Connors and Mr. Mercer. David Norman resigned from the Board of Directors and Compensation Committee in April 2002.

Compensation Philosophy

        The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry and geographic region in which we operate, to motivate executives to achieve the Company's business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, bonuses and stock options to meet these goals.

Forms of Compensation

        The Company provides its executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information regarding compensation paid by other companies in the Company's industry.

        Base Salary and Benefits.    We provide a base salary and benefits package that is competitive within the industry and geographic region in which we offer employment. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions for individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual's experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels. Executive officers are generally eligible to participate in benefit programs that are available to all employees.

        Bonuses.    Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on the financial performance of the Company and the achievement of the officer's individual performance objectives. The Chief Executive Officer's bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

        Long-Term Incentives.    Longer term incentives are provided through the 1998 Stock Plan, which rewards executives and other employees through the growth in value of the Company's stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a significant incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer's relative position, responsibilities, historical and expected contributions to the Company, and the officer's existing stock ownership and previous option grants, with primary weight given to the executive officer's relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are typically granted at the market price of the Company's Common Stock on the date of grant and will provide value to the executive officers only when the price of the Common Stock increases over the exercise price.

Compensation of Chief Executive Officer

        Mr. Pulver's base salary of $350,000 for calendar year 2002 was based on the employment agreement entered into by and between the Company and Mr. Pulver before his joining the Company in November 2001. In negotiating this employment agreement, the Compensation Committee took into account Mr. Pulver's background and experience as well as comparable compensation packages offered in the industry. Mr. Pulver did not receive a base salary increase during 2002.

        Upon joining the Company in 2001, Mr. Pulver was granted an option to purchase 500,000 shares of the Company's Common Stock. In negotiating the number of shares subject to the option grant, the Compensation Committee took into account the past option grants made to other executive officers, Mr. Pulver's rank and responsibilities and Mr. Pulver's expected contributions to the Company. In addition, the Compensation Committee sought to provide a significant incentive for Mr. Pulver to enhance stockholder value. Mr. Pulver did not receive an additional option grant during 2002.

        Pursuant to his employment agreement, Mr. Pulver's target bonus for 2002 was $250,000, half of which was guaranteed. The Compensation Committee separately reviewed Mr. Pulver's performance for the first half of 2002 and for the second half of 2002. These performance reviews were based on the Company's financial and other corporate results and achievements. Based on these two reviews by the Compensation Committee, the bonus paid to Mr. Pulver for 2002 totaled $212,500. For calendar year 2003, Mr. Pulver's performance shall be shall be reviewed on an annual basis and his bonus payout shall be based on the Company's achievement of financial targets.

Summary

        The Compensation Committee believes that the Company's compensation policy as practiced to date by the Compensation Committee and the Board has been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to corporate goals. The Compensation Committee expects the Company's compensation policy to evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for the Company's products.

Respectfully Submitted,
Michael P. Connors, Chair D. Scott Mercer

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of non-employee members of the Company's Board of Directors. The members of the Audit Committee during fiscal 2002 were Mr. Geddes, Mr. Kingsbury and Mr. Mercer, each of whom has been determined to be independent as defined under the currently applicable Nasdaq listing standards. Mr. Geddes became a member of the Audit Committee in April 2002, replacing David Norman. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The charter was included as an appendix to the Company's Proxy Statement for its 2002 annual meeting.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In addition, the Audit Committee has recommended to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

        During fiscal 2002, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent accountants. The Audit Committee had private sessions with the Company's independent accountants, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee and senior members of the Company's financial management team reviewed the overall scope and plans for the audit with the independent accountants. The Audit Committee has reviewed and discussed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management provided to the Audit Committee a representation that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the independent auditors that firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining its independence.

        Based on the Audit Committee's discussion with management and the independent auditors, and the representation of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC.

Respectfully Submitted,
James J. Geddes, Jr. Arthur F. Kingsbury D. Scott Mercer, Chair

PERFORMANCE GRAPH

        The following graph demonstrates a comparison of cumulative total stockholder return for holders of the Company's Common Stock from December 8, 1999, the date of the Company's initial public offering, through December 31, 2002 compared with the Nasdaq Composite Index and the Nasdaq Computer Index. The graph assumes that $100 was invested on December 8, 1999 in the Company's Common Stock and in each index, and that all dividends have been reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price for the period from December 8, 1999 through December 31, 2002.

	Cumulative Total Return
	December 8, 1999	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
NETRATINGS, INC.	$100.00	$171.88	$52.46	$56.00	$25.71
NASDAQ STOCK MARKET (U.S.)	$100.00	$113.77	$68.65	$54.46	$37.65
NASDAQ COMPUTER	$100.00	$116.20	$68.75	$51.01	$31.55

CERTAIN TRANSACTIONS

Strategic Relationship with Nielsen Media Research

        In August 1999, NetRatings entered into an operating agreement covering its relationship with Nielsen Media Research. Under the terms of the operating agreement, NetRatings paid Nielsen Media Research a 35% commission for selling services to certain customers. These commissions totaled $831,000 from January through May 2002. In May 2002, this agreement was amended to provide that, in lieu of paying commissions, NetRatings will pay the actual costs associated with the operation and maintenance by Nielsen Media Research of a sales force dedicated to selling NetRatings' products and services. During the year ended December 31, 2002, this expense totaled $986,000. NetRatings is also charged by Nielsen Media Research for the costs of maintaining its Internet audience measurement panels at the rates Nielsen Media Research charges its own internal divisions. These costs totaled $3,454,000 for the year ended December 31, 2002. Nielsen Media Research currently owns approximately 56% of the Company's Common Stock. Nielsen Media Research is an indirect wholly owned subsidiary of VNU N.V., which owns an additional 8.2% of our Common Stock through ACNielsen, another indirect wholly-owned subsidiary.

Strategic Relationship with ACNielsen

        In September 1999, NetRatings entered into a joint venture with ACNielsen to develop and maintain audience measurement panels and to market NetRatings products and services in key international markets. NetRatings initially capitalized the joint venture, ACNielsen eRatings.com, through cash contributions for the purchase of Common Stock and cash contributions by ACNielsen for the purchase of preferred stock. During 2002, NetRatings made an additional contribution to ACNielsen eRatings.com of $4,328,000. On May 7, 2002, NetRatings acquired from ACNielsen the remaining 80.1% interest in ACNielsen eRatings.com that NetRatings did not already own for $9,079,000 in Common Stock. In connection with this transaction, NetRatings also entered into a services agreement with ACNielsen under which ACNielsen will provide NetRatings with marketing, panel management and back-office services and personnel for a period of five years. Under the terms of the agreement, the Company paid ACNielsen $795,000 for these services for the fiscal year ended December 31, 2002.

NetRatings Japan, Inc.

        In June 1999, the Company established a joint venture in Japan, NetRatings Japan, Inc., in which it currently holds a 58.2% direct ownership position. In addition to the Company's ownership position in NetRatings Japan, Trans Cosmos U.S.A., Inc., the beneficial owner of 5.4% of the Company's Common Stock, currently holds a 39.2% ownership position in NetRatings Japan. One of the Company's directors, James J. Geddes, Jr., is a managing director of Trans Cosmos U.S.A, Inc. For the year ended December 31, 2002, NetRatings recorded revenue of $213,980 related to royalties from the joint venture. For the same period, revenue of $117,000 was recorded related to the Company's sales to its customers of international data produced by the joint venture. In connection with these sales, NetRatings also recorded cost of revenue of $83,000 for the year ended December 31, 2002 related to data acquisition fees due to the joint venture.

Stock Repurchases

        The Company entered into Stock Repurchase Agreements with Mr. Toth, the Company's former Chief Executive Officer, and Charles L. Meadows, the Company's former Executive Vice President of Products and Services. Pursuant to these agreements, the Company repurchased 1,000,000 shares and 500,000 shares from Messrs. Toth and Meadows, respectively, at a per share price of $13.75 and $13.76, respectively. These transactions resulted in proceeds to Messrs. Toth and Meadows of approximately $13.75 million and $6.88 million, respectively.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders, acting in their sole discretion, deem advisable.

        It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

                      THE BOARD OF DIRECTORS

APPENDIX A

NETRATINGS, INC.

1998 STOCK PLAN

        1.    Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

        2.    Definitions. As used herein, the following definitions shall apply:

          (a)  "Administrator" means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

          (b)  "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

          (c)  "Board" means the Board of Directors of the Company.

          (d)  "Code" means the Internal Revenue Code of 1986, as amended.

          (e)  "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

          (f)    "Common Stock" means the Common Stock of the Company.

          (g)  "Company" means NetRatings, Inc., a Delaware corporation, or any successor corporation thereto.

          (h)  "Consultant" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

          (i)    "Director" means a member of the Board of Directors of the Company.

          (j)    "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

          (k)  "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m)  "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

    (i)
    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

    (ii)
    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

    (iii)
    In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          (n)  "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (o)  "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (p)  "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (q)  "Option" means a stock option granted pursuant to the Plan.

          (r)  "Option Agreement" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (s)  "Option Exchange Program" means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

          (t)    "Optioned Stock" means the Common Stock subject to an Option or a Stock Purchase Right.

          (u)  "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

          (v)  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (w)  "Plan" means this 1998 Stock Plan.

          (x)  "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

          (y)  "Section 16(b)" means Section 16(b) of the Securities Exchange Act of 1934, as amended.

          (z)  "Service Provider" means an Employee, Director or Consultant.

          (aa) "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 below.

          (bb) "Stock Purchase Right" means a right to purchase Common Stock pursuant to Section 11 below.

          (cc) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 7,465,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

        If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

        4.    Administration of the Plan.

          (a)  Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws, including, without limitation, Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code and the regulations promulgated thereunder.

          (b)  Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

    (i)
    to determine the Fair Market Value;

    (ii)
    to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

    (iii)
    to determine the number of Shares to be covered by each such award granted hereunder;

    (iv)
    to approve forms of agreement for use under the Plan;

    (v)
    to determine the terms and conditions, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

    (vi)
    to determine whether and under what circumstances an Option may be settled in cash under subsection 9(e) instead of Common Stock;

    (vii)
    to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

    (viii)
    to initiate an Option Exchange Program;

    (ix)
    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

    (x)
    to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

    (xi)
    to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

          (c)  Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

        5.    Eligibility.

          (a)  Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

          (b)  Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (c)  Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

          (d)  No Employee shall be granted, in any fiscal year of the Company, Options and Stock Purchase Rights to purchase more than 500,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 12.

        6.    Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

        7.    Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

        8.    Option Exercise Price and Consideration.

          (a)  The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

    (i)
    In the case of an Incentive Stock Option

    (A)
    granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

      (B)
      granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

    (ii)
    In the case of a Nonstatutory Stock Option granted to any Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

    (iii)
    Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

          (b)  The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

        9.    Exercise of Option.

          (a)  Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

  An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

  Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b)  Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least thirty (30) days) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (c)  Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (d)  Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least six (6) months) to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (e)  Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

        10.  Non-Transferability of Options and Stock Purchase Rights. The Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

        11.  Stock Purchase Rights.

          (a)  Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (which shall be no less than 85% of the Fair Market Value per Share on the date of grant), and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator.

          (b)  Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

          (c)  Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (d)  Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

        12.  Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

          (a)  Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, the grant limit described in Section 6(d) and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

          (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

          (c)  Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

        13.  Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

        14.  Amendment and Termination of the Plan.

          (a)  Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b)  Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c)  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

        15.  Conditions Upon Issuance of Shares.

          (a)  Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)  Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        16.  Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        17.  Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

        18.  Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

NETRATINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2003

This proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints William R. Pulver and Todd Sloan proxies and attorney-in-fact, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of NetRatings, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the offices of the Company located at 120 West 45th Street, 35th Floor, New York New York 10036, at 9:00 A.M., Eastern Time, on June 13, 2003 and at any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company, dated April 30, 2003 (the "Proxy Statement"), receipt of which is hereby acknowledged.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" EACH OF THE BOARD OF DIRECTORS' NOMINEES, AND "FOR" PROPOSALS 2 AND 3. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        By executing this proxy, the undersigned hereby revokes all prior proxies.

        (Continued and to be dated and signed on the reverse side.)

1.	ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

William R. Pulver, John A. Dimling, Michael P. Connors, Jeffrey E. Epstein, James J. Geddes, Jr., David H. Harkness, Arthur F. Kingsbury, Thomas A. Mastrelli, D. Scott Mercer

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

2.    To approve an amendment to the 1998 Stock Plan to increase the maximum number of shares of common stock that may be issued under the Stock Plan by 1,000,000, raising the total number of shares of common stock reserved for issuance thereunder to 8,465,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    To ratify the appointment of Ernst & Young LLP, as independent auditors of the corporation for the fiscal year ending December 31, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE DATE, SIGN, AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED, STAMPED ENVELOPE AS SOON AS POSSIBLE.

I plan to attend the meeting.                  ☐    YES              ☐    NO

Dated	, 2003

Signature
Note: The signature on this Proxy should correspond exactly with stockholder's name as printed above. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2: APPROVAL OF AMENDMENT OF 1998 STOCK PLAN
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS OF REGISTRANT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
OTHER MATTERS
APPENDIX A NETRATINGS, INC. 1998 STOCK PLAN